EXHIBIT 4.1

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144 UNDER SUCH ACT. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT AND APPLICABLE LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND/OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

AMERICAN TECHNOLOGY CORPORATION
8% SENIOR SECURED PROMISSORY NOTE

$
San Diego, California
September 30, 2002

AMERICAN TECHNOLOGY CORPORATION, a Delaware corporation (the “Company”), for value received hereby promises to pay to                                     , or its assigns (“Holder”), the sum of                         ($                          ), or such lesser or greater amount as shall then equal the outstanding principal amount hereof and any unpaid accrued interest hereon or other amounts due, as set forth below. Payment for all amounts due hereunder shall be made by mail to the registered address of the Holder as defined below.

This 8% Senior Secured Promissory Note (the “Note”) is one of a duly authorized issue of the Company designated as 8% Senior Secured Promissory Notes (the “Notes”) due December 31, 2003 and limited to the aggregate principal amount of $2,000,000.

This Note, and the obligations of the Company hereunder, are secured by that certain Security Agreement dated as of September 30, 2002 and executed by the Company and each of the holders of the Notes (as the same may from time to time be amended, modified or supplemented or restated, the “Security Agreement”).

The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

1.    Definitions.    As used in this Note, the following terms, unless the context otherwise requires, have the following meanings:

1.1    “Company” includes any corporation which shall succeed to or assume the obligations of the Company under this Note.

1.2    “Holder,” when the context refers to a holder of this Note, shall mean any person who shall at the time be the registered holder of this Note.

2.    Principal and Interest.

2.1    The Company shall pay interest at the rate of eight percent (8%) per annum, or the maximum rate permissible under the laws of the State of California relating to permissible rates of interest for commercial loans, whichever is less (the “Interest Rate”) on the principal of this Note outstanding during the period beginning on the date of issuance of this Note and ending on the earlier to occur of (i) December 31, 2003, or (ii) when declared due and payable by the Holder upon the occurrence of an Event of Default (the “Maturity Date”). Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed and 30-day months for the actual number of months elapsed.

2.2    All principal and interest owing hereunder shall be paid as follows:

2.2.1    A quarterly payment of interest only on the outstanding principal amount hereof shall be due and payable to Holder on the first business day following the end of each calendar quarter with the first such payment due and payable on January 2, 2003.

2.2.2    All outstanding principal plus all accrued but unpaid interest therein shall become due and payable on December 31, 2003, unless sooner accelerated or redeemed in accordance with the provisions herein.

3.    Events of Default.    If any of the events specified in this Section 3 shall occur (herein individually referred to as an “Event of Default”), the Holder of the Note may, so long as such condition exists, declare the entire principal and unpaid accrued interest hereon immediately due and payable, by notice in writing to the Company:

3.1    Default in the payment of either interest or principal of this Note when due and payable if such default is not cured by the Company within thirty (30) days after the Holder has given the Company written notice of such default; or

3.2    The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action; or

3.3    If, within ninety (90) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation or dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within ninety (90) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated.

4.    Rights of Holder Upon Default.    Upon the occurrence or existence of any Event of Default and at any time thereafter during the continuation of such Event of Default, Holder may declare all outstanding principal and accrued interest due under this Note and payable by the Company hereunder to be immediately due and payable in cash.

5.    Subordination.    The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all the Company’s Senior Indebtedness, as hereinafter defined. All indebtedness of the Company other than Senior Indebtedness is hereby expressly subordinated to the indebtedness evidenced by this Note.

5.1    Senior Indebtedness.    As used in this Note, the term “Senior Indebtedness” shall mean the principal of and unpaid accrued interest on: (i) amounts owed to equipment lessors pursuant to equipment lease lines approved by the Company’s Board of Directors, (ii) all obligations and liabilities in connection with the lease of real property, (iii) all other current and future indebtedness which the holders of more than 50% of the aggregate principal amount of the Notes agree in writing to be deemed Senior Indebtedness and (iv) all modifications, renewals, extensions and refundings of indebtedness, liabilities or obligations of the kind described in any of the preceding clauses.

5.2    Default on Senior Indebtedness.    If there should occur any receivership insolvency, assignment for the benefit of creditors, bankruptcy, reorganization or arrangement with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation or any other marshalling of the assets and liabilities of the Company, or if this Note shall be declared due and payable upon the occurrence of an Event of Default with respect to any Senior Indebtedness, then (i) no amount shall be paid by the Company in respect of the principal of or interest on this Note at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be satisfied, and (ii) no claim or proof of claim shall be filed with the Company by or on behalf of the Holder of this Note that shall assert any right to receive any payment in respect of the principal of and interest on this Note, except subject to the satisfaction of the principal of and interest on all of the Senior Indebtedness then outstanding. If there occurs an event of default that has been declared in writing with respect to any Senior Indebtedness, or in the instrument under which any Senior Indebtedness is outstanding, permitting the holder of such Senior Indebtedness to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been satisfied, no payment shall be made in respect of the principal of or interest on this Note, unless within three (3) months after the happening of such event of default, the maturity of such Senior Indebtedness shall not have been accelerated.

5.3    Effect of Subordination.    Subject to the rights, if any, of the holders of Senior Indebtedness under this Section 5 to receive cash, securities or other properties otherwise payable or deliverable to the Holder of this Note, nothing contained in this Section 5 shall impair, as between the Company and the Holder, the obligation of the Company, subject to the terms and conditions hereof, to pay to the Holder the principal hereof and interest hereon as and when the same become due and payable, or shall prevent the Holder of this Note, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

5.4    Subrogation.    Subject to the payment in full of all Senior Indebtedness and until this Note shall be paid in full, the Holder shall be subrogated to the rights of the holders of Senior Indebtedness (to the extent of payments or distributions previously made to such holders of Senior Indebtedness pursuant to the provisions of Section 5.2 above) to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Holder, be deemed to be a payment by the Company to or on account of this Note; and for the purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which the Holder would he entitled except for the provisions of this Section 5 shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Holder, be deemed to be a payment by the Company to or on account of the Senior Indebtedness.

5.5    Undertaking.    By its acceptance of this Note, the Holder agrees to execute and deliver such documents as may be reasonably requested from time to time by the Company or the lender of any Senior Indebtedness in order to implement the foregoing provisions of this Section 5.

5.6    Pro Rata Distribution.    In the event that the Company’s assets are insufficient to satisfy the Holder of this Note and the holders of all other Notes issued contemporaneously or in connection with the offering of the Notes by the Company, the Company’s available assets shall be distributed pro rata to all such holders based on the total principal and interest then due to each such holder.

6.    Redemption.

6.1    Optional Redemption by Company.    At any time after the date hereof, the Note will be redeemable at the Company’s option, in whole or in part. If less than all of the outstanding Notes are to be redeemed, the Notes shall be redeemed pro rata based on the aggregate principal amount outstanding on the Notes as of the date of redemption.

6.2    Mandatory Redemption by Company.    Upon the closing of one or more sales by the Company of securities, involving the issuance and sale of Equity Securities (as defined below), of the Company in which the aggregate gross proceeds received by the Company equals or exceeds $3,000,000 (a “Qualified Financing”), the Note shall be redeemed in its entirety by the Company. “Equity Securities” means capital stock (common or preferred) and any security convertible, exchangeable, redeemable or exercisable for capital stock of the Company.

6.3    Redemption Price.

6.3.1    In the event the Redemption Date (as defined below) occurs on or after January 1, 2003, the price of redemption payable by the Company to the Holder (the

“Redemption Price”) shall be (i) the outstanding principal on the Note, or the portion of the Note to be redeemed (in either case, the “Redemption Principal”), plus (ii) accrued but unpaid interest on the Redemption Principal through the Redemption Date, plus (iii) an amount equal to two (2) months’ interest on the Redemption Principal (the “Early Retirement Premium”).

6.3.2    In the event the Redemption Date occurs on or prior to December 31, 2002, the Redemption Price shall be (i) the Redemption Principal, plus (ii) accrued but unpaid interest on the Redemption Principal through December 31, 2002 regardless of whether or not the actual Redemption Date was prior to such date, plus (iii) the Early Retirement Premium. For example, if the Redemption Date is October 31, 2002, the Redemption Price would be the Redemption Principal plus an amount equal to five (5) months’ interest on the Redemption Principal.

6.3.3    For purposes of redemption pursuant to Section 6.1, the “Redemption Date” shall be the date set by the Company for such redemption. For purposes of redemption pursuant to Section 6.2, the “Redemption Date” shall be the closing date of the Qualified Financing. In either case, payment shall be made on the Redemption Date in accordance with the opening paragraph of this Note.

6.4    Notwithstanding any other provision of this Section 6, payment by the Company to the Holder of outstanding principal plus all accrued but unpaid interest on the Note pursuant to Section 2 hereof any time after the fifth (5th) business day before the Maturity Date shall not be considered a redemption or notice of redemption pursuant to this Section 6.

7.    Representations and Warranties of the Holder.

7.1    Holder Bears Economic Risk.    Holder has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company and can afford a complete loss of its investment. Holder must bear the economic risk of this investment indefinitely unless the Note is registered pursuant to the Securities Act or an exemption from registration is available. Holder understands that the Company has no present intention of registering the Note. Holder also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Holder to transfer all or any portion of the Note under the circumstances, in the amounts or at the times Holder might propose.

7.2    Acquisition for Own Account.    Holder is acquiring the Note for Holder’s own account for investment only, and not with a view towards their distribution.

7.3    Holder Can Protect Its Interest.    Holder represents that it has such knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of the investment and has the ability to bear the economic risks of its investment, and by reason of its, or of its management’s, business or financial experience, Holder has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Further, Holder is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

7.4    Accredited Investor.    Holder represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

7.5    Company Information.    Holder has received and read the Company’s Form 10-K Annual Report for the fiscal year ended September 30, 2001 and the Form 10-Q Quarterly Reports, including any amendments thereto, for the quarters ended December 31, 2001, March 31, 2002, June 30, 2002, and all other reports filed after September 30, 2001 through the date hereof with the Commission under the Securities Exchange Act of 1934, as amended. Holder has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

7.6    Rule 144.    Holder acknowledges and agrees that the Note must be held indefinitely unless it is subsequently registered under the Securities Act or an exemption from such registration is available. Holder has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time.

7.7    Residence.    If the Holder is an individual, then the Holder resides in the state, province or country identified in the address of the Holder set forth on the signature page hereto; if the Holder is a partnership, corporation, limited liability company or other entity, then the office or offices of the Holder in which its investment decision was made is located at the address or addresses of the Holder set forth on the signature page hereto.

7.8    Disposition of Note.    The Holder further agrees not to make any disposition of all or any part of the Note unless and until:

7.8.1    The Company shall have received a letter secured by the Holder from the Commission stating that no action will be recommended to the Commission with respect to the proposed disposition; or

7.8.2    The Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, the Holder shall have furnished the Company with an opinion of counsel, satisfactory to the Company, for the Holder to the effect that such disposition will not require registration of such Note under the Securities Act or any applicable state securities laws.

7.9    Additional Restrictions on Transfer.    Registry books are kept at the office of the Company. The transfer of this Note must be registered on the registry of the Company. This Note must be surrendered for transfer at the office or agency of the Company, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company, duly executed by the Holder hereof or its attorney-in-fact, duly authorized in writing. Thereafter, one or more new Notes, or authorized denominations, and for the same aggregate principal amount, shall be issued to the designated transferee or transferees. The parties intend that the interest earned under this Note shall be “portfolio interest” of an “obligation in registered form” for U.S. income tax purposes in accordance with IRC Sections 871(h) and 881(c) and Treasury Regulation Section 1.871-14.

7.10    Usury.    Holder acknowledges it has been advised by the Company that the Company believes the Interest Rate payable herein is exempt from the usury provisions of the General Corporations Law of the State of California (“GCLC”), pursuant to Section 25118 of the California Corporations Code, provided, however, the Company expressly disclaims any representation or warranty that the Interest Rate payable in this Note is exempt from the usury provisions of the GCLC under such section or is otherwise exempt from the usury provisions of applicable California law.

8.    Assignment.    Subject to the restrictions on transfer described herein, the rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

9.    Expenses; Waivers.    If action is instituted to collect this Note, the Company promises to pay all reasonable costs and expenses, including without limitation reasonable attorneys’ fees and costs, incurred in respect with such action. The Company hereby waives notice of default, presentation or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this Note.

10.    Waiver and Amendment.    Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the holders of a majority of the face amount of all then outstanding Notes.

11.    Notices.    Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if telegraphed or mailed by registered or certified mail, postage prepaid, at the respective addresses of the parties as set forth herein. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail or telegraphed in the manner set forth above and shall be deemed to have been received when delivered.

12.    No Stockholder Rights.    Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent, or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matters or any rights whatsoever as a stockholder of the Company.

13.    Governing Law.    This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of California, excluding that body of law relating to conflict of laws.

14.    Heading; References.    All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

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IN WITNESS WHEREOF, the Company has caused this Note to be issued this 30th day of September 2002.

AMERICAN TECHNOLOGY CORPORATION

By:

Name:

Title:

Acknowledged and Agreed:

By:

Title:

Address: